EXHIBIT 99.1

BabyUniverse to Move to Nasdaq Capital Market Under New Symbol ‘POSH’

          FORT LAUDERDALE, Fla., March 20 /PRNewswire-FirstCall/ -- BabyUniverse, Inc. (Amex: BUN) announced today that it has received approval for the listing of its common stock on the Nasdaq Capital Market.  BabyUniverse anticipates that its common stock will begin trading on the Nasdaq Capital Market on or about March 27, 2006 under the ticker symbol “POSH.” Consistent with the transfer of its listing to the Nasdaq Capital Market, trading of BabyUniverse common stock on the American Stock Exchange under the ticker symbol “BUN” will cease as of the close of business on or about Friday, March 24, 2006.

          John Textor, Chairman and Chief Executive Officer of BabyUniverse, stated, “As excited as we are to transition to the Nasdaq Capital Market, I cannot stress enough our appreciation of the people at the American Stock Exchange for their extraordinary support of our company’s introduction to the public capital markets. My deepest gratitude is of course reserved for Maureen Smaldone and her team at HBH Specialists, our first market maker and among our first believers.”

          Commenting on the move, he continued, “We are enthusiastic about our future on the Nasdaq Capital Market.  We are also extremely proud of our new symbol ‘POSH,’ which is of course reflective of PoshTots.com, the marquee brand of our growing Internet portfolio.”

          About BabyUniverse, Inc.

          BabyUniverse, through its websites BabyUniverse.com and DreamtimeBaby.com, is a leading online retailer of brand-name baby, toddler and maternity products in the United States. With the recent acquisition of PoshTots.com and PoshLiving.com, as well as the launch of PoshCravings.com, BabyUniverse has expanded its business to include e-commerce and e-content offerings focused exclusively on this country’s most affluent online female consumers.

          BabyUniverse is pursuing a dual strategy of organic growth and acquisition growth that is designed to establish BabyUniverse as the leader in the online baby marketplace. Beyond the baby segment, the company intends to leverage its efficient and growing e-commerce platform to acquire other female-oriented e- commerce, marketing and new media companies. The overall objective of BabyUniverse is to establish a market-leading e-commerce and new media business focused on the high-growth female marketplace.

          Special Note Regarding Forward Looking-Statements

          This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements.  You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.     In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology.  These statements are only predictions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SOURCE  BabyUniverse, Inc.
          -0-                                                                           03/20/2006
          /CONTACT:  Investors, John Baldiserra, BPC Financial Marketing, +1-800-368-1217, for BabyUniverse, Inc./
          /Web site:  http://www.babyuniverse.com /